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                                                                    Exhibit 10.1

        SECOND AMENDMENT TO VA RESEARCH MANUFACTURING CONTRACT

        This Second Amendment to VA Research Manufacturing Contract is entered into as of February 9, 2001 ("Amendment 2"), by and between VA Linux Systems, Inc. ("VA Linux") and SYNNEX Information Technologies, Inc. ("SYNNEX") and shall amend the VA Research Manufacturing Contract, dated May 27, 1999, by and between VA Linux and SYNNEX ("Original Agreement"), as further amended by Amendment 1 thereto, dated as to the parties September 14, 1999 ("Amendment 1") (the Original Agreement and Amendment 1 collectively referred to as the "Agreement").

        WHEREAS, VA Linux and SYNNEX desire to amend the Agreement to their mutual benefit to more accurately reflect the work to be performed by SYNNEX for VA Linux thereunder,

        NOW, THEREFORE, in consideration of the mutual premises and for valuable consideration, the parties agree as follows:

1. All terms unless specifically defined and capitalized herein shall have the same meaning and effect as in the Agreement.

2. Section 2.2.2 shall be added to the Agreement, as follows (the terms "Section" and "Paragraph" are used interchangeably in the Agreement and herein):

               2.2.2 "Aged Inventory" is defined as any Necessary or Customized Materials more than * old from the SYNNEX receiving date. This Aged Inventory shall be paid in accordance with the * rolling cash deposits to SYNNEX as set forth in Exhibit B (rev 2). The * rolling cash deposits for Aged Inventory shall commence as of *.

                      "* Aged Inventory" is defined as any Necessary or Customized Materials more than * old from the SYNNEX receiving date. VA Linux shall reimburse SYNNEX as a prepayment for any * Aged Inventory in accordance with
                      Section 2.2.1(ii) or Section 2.2.1(iii), as applicable, and by no later than *. SYNNEX shall pay VA Linux the reselling price of Necessary Materials (prepaid in full by VA Linux) within * after such resale. This prepayment for
                      * Aged Inventory shall commence as of *.

                      "Obsolete Inventory" is defined as any Necessary or Customized Materials obsoleted due to the end of a Product's life cycle. VA Linux shall reimburse SYNNEX as a prepayment for any Obsolete Inventory in accordance with
                      Section 2.2.1(ii) or Section 2.2.1(iii), as applicable, and by no later than *. SYNNEX shall pay VA Linux the reselling price of Necessary Materials (prepaid in full by VA Linux) within * after such resale. This prepayment for Obsolete Inventory shall commence as of *.

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                      In the sole and exclusive discretion of SYNNEX, any such
                      prepayment for the * Aged Inventory or Obsolete Inventory shall be by (i) a deduction against the * rolling cash deposits for Aged Inventory as set forth in Exhibit B (rev
                      2) or (ii) wire transfer, bank draft or other similar transaction (collectively, "Other Transactions"). Such prepayment of the * Aged Inventory and Obsolete Inventory shall be deemed a sale of such * Aged Inventory and Obsolete Inventory to VA Linux.

3. Section 2.3 shall be deleted in its entirety and the following substituted therefor:

        2.3 Materials procured to manufacture Products shall be purchased to forecast based on lead time and grouped in the following three
               (3) categories:

               (i) "Regular Materials" are defined as commodity materials distributed by SYNNEX in its regular course of business and purchased on a lead time basis.

               (ii) "Necessary Materials" are defined as commodity materials purchased by SYNNEX necessary for the manufacturing of the Products that are (A) not distributed by SYNNEX in its regular course of business or (B) mutually agreed upon by VA Linux and SYNNEX under special conditions, including without limitation, EOL (End of Life) one time buys and significant volume increases above the normal volume carried by SYNNEX. Necessary Materials shall be purchased on a lead time plus * of additional supply.

               (iii) "Customized Materials" are defined as unique materials purchased by SYNNEX specifically for the manufacturing of the Products. Customized Materials shall be purchased on a lead time plus * of additional supply; provided, however, that for those Customized Materials that are less than *, computed individually, of the total system cost of the Customized Materials), SYNNEX may purchase such materials in "Economic Order Quantities". "Economic Order Quantities" are defined as the minimum purchase quantities required by the supplier to qualify for lower unit pricing or delivery or other favorable terms.

               2.3.1 Subject to SYNNEX's acceptance of VA Linux's rolling * forecasts as specified in Exhibit B (rev 2), SYNNEX shall procure all Necessary and Customized Materials to the quantity specified in such forecasts, on a * basis. SYNNEX shall purchase all Necessary and Customized Materials to cause such materials to be delivered to SYNNEX during *. Accordingly, the forecast for * forecast shall not deviate from the forecast for the *.



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4.      Section 7.1 shall be deleted in its entirety and the following substituted therefor:

        7.1 The price for Products to be manufactured shall be set from time to time to reflect the most current material cost. Subject to SYNNEX's acceptance, the actual sale price of all Products shall be established through Daily Release Orders provided by VA Linux. All prices quoted are exclusive of federal, state and local excise, sales, use and similar taxes and duties; VA Linux shall be solely and exclusively responsible all such taxes and duties. Payment for any Products, services or other prior agreed costs to be paid by VA Linux hereunder is due in * net from invoice date. SYNNEX reserves the right to alter or change any and all credit terms upon * prior written notice.

               SYNNEX agrees that the labor, overhead, and mark up for each Product manufactured except for Custom Work shall be as follows:

               (i) SYNNEX shall use commercially reasonable efforts to maintain personnel staffed at commercially reasonable levels with sufficient credentials and training (as specified in Exhibit A (rev 3)) to perform SYNNEX's obligations hereunder. The parties shall meet from time to time, but no less than semi-annually, to discuss costs of staffing.

               (ii) SYNNEX labor and overhead per Product shall be charged as an * as specified in Exhibit A (rev 3).

               (iii) SYNNEX mark up shall be charged * as specified in Exhibit A (rev 3).

               (iv) SYNNEX shall use commercially reasonable efforts to purchase all materials for the manufacture of the Products at best commercial prices offered to SYNNEX.

               (v) VA Linux shall pay to SYNNEX a mutually agreed upon fee for any consigned materials.

               (vi)   VA Linux shall pay to SYNNEX *.

                      VA Linux shall pay to SYNNEX * and shall procure all materials required for the NPI.

5.      Section 7.3 shall be added, as follows:

        7.3 In addition to the costs listed in Exhibit A (rev 3), in the event that SYNNEX performs any rework or tear down operation on finished goods inventory or work in process as a result of (1) a change of order notification, (2) an order cancellation notification, or (3) any other


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               circumstance unrelated to the actions or inactions of SYNNEX, VA
               Linux shall pay to SYNNEX on net * payment terms all of the following:

               (i)    * for rework and/or tear down operation,

               (ii)   the cost of any unrecycleable materials, and

               (iii)  the mark up for the cancelled orders.

6.      Section 7.4 shall be added, as follows:

        7.4 VA Linux shall pay to SYNNEX a late payment interest charge of * on all invoice amounts not paid within * from invoice date. This late payment interest charge shall be waived in the event a dispute was raised with respect to the unpaid invoice, as provided in Section 7.5, and substantially resolved in favor of VA Linux.

7.      Section 7.5 shall be added, as follows:

        7.5 VA Linux shall raise any dispute with regard to SYNNEX's invoices, in writing, to the SYNNEX manager of credit and copied to the SYNNEX manager of program management, within * of the invoice dates. In the event VA Linux does not raise a dispute within such * period, the invoice shall be deemed accurate in all respects and VA Linux shall pay to SYNNEX any and all amounts due thereunder, including without limitation, any late payment interest charge as specified in Section 7.4. In the event VA Linux timely raises a dispute in writing, SYNNEX shall have * to respond thereto in writing to the VA Linux director of supply chain management and copied to the VA Linux vice president of operation. VA Linux then shall have * to respond thereto in writing to the above referenced SYNNEX representatives. In the event either party fails to respond within the applicable * period, the other party's position shall thereafter be deemed accurate in all respects and accepted by both parties. Both parties agree to negotiate in good faith the settlement of any disputes that may arise hereunder. In the event the above resolution procedures do not resolve the dispute, the parties shall submit such dispute to a "Big 5" certified public accounting firm selected by SYNNEX for final resolution. Any such final resolution shall include, in addition to the award, recovery of accountants' fees and costs, attorneys' fees and costs, and any late payment interest charges to the prevailing party. SYNNEX agrees to send EDI810(Invoice) to be formatted on a line item basis to match the format of the VA Linux EDI850(Purchase Order) no later than *.

8. Section I.A. of Addendum A of the Original Agreement shall be deleted in its entirety and the following sentence substituted therefor:


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        A.     VA Linux shall supply a rolling * forecast on or before *. The parties acknowledge and agree that they have performed this Agreement in accordance with the aforementioned.

9. Section I.B. of Addendum A of the Original Agreement shall be deleted in its entirety and the following sentence substituted therefor:

        B. VA Linux shall be responsible for all Necessary and Customized Materials procured to fulfill the rolling * forecasts. SYNNEX shall procure materials to the quantity specified in such rolling
               * forecasts based upon the lead time procurement guidelines set forth in Section 2.3. In addition, VA Linux shall assume all vendor returns and/or cancellation agreements passed through SYNNEX. The parties acknowledge and agree that they have performed this Agreement in accordance with the aforementioned.

10. The first clause of the first paragraph of Section I.C. of Addendum A of the Original Agreement shall be deleted, which states as follows: "Daily Release Orders for the specific configurations to be shipped against the Blanket Purchase Order with all shipping information, and detail of how it will be shipped". Such clause shall be replaced by the following:
        "Daily purchase orders shall have all shipping information and detail of how it will be shipped."

11. Section I.E. of Addendum A of the Original Agreement shall be deleted in it its entirety.

12. Section II.A. of Addendum A of the Original Agreement shall be deleted in it its entirety.

13. Section II.E. of Addendum A of the Original Agreement shall be deleted in it its entirety.

14. The second full sentence of the first paragraph of Section II.D. of Addendum A of the Original Agreement shall be deleted, which states as follows: "Return freight will be paid by Synnex." Such sentence shall be replaced by the following: "Repaired or replaced Products shall be shipped back to VA Linux via ground freight and shall be paid by SYNNEX."

15. A fifth paragraph shall be added to the end of Section II.F. of Addendum A of the Original Agreement, as follows:

        SYNNEX shall exercise its commercially reasonable efforts to reduce the cycle time to * plus an additional time required for burn-in in VA Linux's *. VA Linux shall cooperate with SYNNEX in good faith to establish and effect parameters and guidelines to accomplish such cycle time objectives. Such parameters and guidelines include, without limitation, daily order cut off time, minimizing order flow disruptions (such as expedited orders, change order notifications, and re-prioritizing of SYNNEX build plans), and unusually high production fallouts due to factors beyond the control of SYNNEX.


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        Late Shipments. All Products within the * forecast and any additional
        Products in excess of the * forecast, as agreed by SYNNEX, shipped more than * after the receipt of a valid VA Linux purchase order or more than
        * after the agreed upon delivery date, whichever is later, to the extent not related to force majeure, or a VA Linux or VA Linux designated Supplier issue, are subject to a *.

        Quality. All Products that are produced by SYNNEX that do not conform with deviation, QA and/or ECO procedures, as agreed by the parties in writing, shall be subject to a *.

16. All other terms and conditions of the Agreement shall remain in full force and effect.

        [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



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        IN WITNESS WHEREOF, the parties have executed this Amendment 2 as of the date first set forth above.

                                  VA Linux Systems, Inc.



                                  By /s/ DANIEL SHORE
                                     ------------------------------------

                                     Daniel Shore
                                     ------------------------------------
                                     Print Name

                                     VP of Operations
                                     ------------------------------------
                                     Title


                                     SYNNEX Information Technologies, Inc.

                                  By /s/ STEPHEN ICHINAGA
                                     ------------------------------------

                                     Stephen Ichinaga
                                     ------------------------------------
                                     Print Name

                                     VP of BTO Business Development
                                     ------------------------------------
                                     Title


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                                EXHIBIT A (REV 3)
                                   PAGE 3 OF 3
                                    2/9/01 *


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                                EXHIBIT B (REV 2)

                       VA LINUX'S * ROLLING CASH DEPOSITS
                               FOR AGED INVENTORY

I.      Assumptions

        1.     VA Linux shall provide to SYNNEX a rolling * forecast on *.

        2. SYNNEX shall procure materials to the quantity specified in such rolling * forecasts, on a * basis. SYNNEX shall procure materials to the quantity specified in such rolling * forecasts based upon the lead time procurement guidelines set forth in Section 2.3.

II.     * Rolling Cash Deposits for Aged Inventory

        1. SYNNEX shall provide a monthly inventory report to identify the Aged Inventory, * Aged Inventory, and Obsolete Inventory ("SYNNEX Audit") on or before *. VA Linux may, at its option, audit the SYNNEX Audit within * of receipt of the SYNNEX Audit.

        2. VA Linux shall make a * cash deposit to SYNNEX for the total cost of the Aged Inventory.

        3.     This * cash deposit shall remain with SYNNEX until the following
               * SYNNEX Audit. At such time, the total cash deposit for Aged Inventory shall be increased for any additional Aged Inventory or decreased for any reduction in the same.

        4. This * SYNNEX Audit and cash deposits for Aged Inventory shall continue during the term of the Agreement, Amendment 2, and any subsequent amendments thereto.